EXHIBIT 4.6












===============================================================================


                            AMERICAN BILTRITE INC.
                              K&M ASSOCIATES L.P.
                         THE SUBSIDIARIES PARTY HERETO


                              SECURITY AGREEMENT



                         Dated as of October 14, 2003



                   FLEET NATIONAL BANK, AS COLLATERAL AGENT



===============================================================================

                               TABLE OF CONTENTS

                                                                          Page

1. Reference to Credit Agreement and Note Purchase Agreement;
   Definitions; Certain Rules of  Construction..............................1
2. Actions by Collateral Agent..............................................3
3. Security.................................................................3
         3.1. Credit Security...............................................3
         3.2. Additional Credit Security....................................7
         3.3. Certain Covenants with Respect to Credit Security  ...........7
         3.4. Administration of Credit Security............................14
         3.5. Right to Realize upon Credit Security........................16
         3.6. Representations and Warranties...............................19
4. Successors and Assigns; Future Lenders..................................21
         4.1. Successors and Assigns.......................................21
5. Expenses; Indemnity.....................................................21
         5.1. Expenses.....................................................21
         5.2. General Indemnity............................................21
         5.3. Indemnity with Respect to Credit Security....................22
6. Continuing Agreement, Defeasance, Etc...................................22
         6.1. Continuing Agreement.........................................22
         6.2. Defeasance...................................................22
7. Notices.................................................................22
8. Venue; Service of Process...............................................23
9. WAIVER OF JURY TRIAL....................................................24
10.General.................................................................24

                             AMERICAN BILRITE INC.
                             K&M ASSOCIATES, L.P.

                              SECURITY AGREEMENT



         This Agreement, dated as of October 14, 2003, is among American Biltrite Inc., a Delaware corporation ("the "Company"), K&M Associates L.P., a Rhode Island limited partnership ("K&M"; the Company and K&M being collectively the "Borrowers" and each a "Borrower"), the Subsidiaries of the Company from time to time party hereto and Fleet National Bank, as collateral agent (the "Collateral Agent") for itself, the other Lenders under the Credit Agreement (as defined below) and the Noteholders under the Note Purchase Agreement (as defined below). The parties agree as follows:

1. Reference to Credit Agreement and Note Purchase Agreement;
Definitions; Certain Rules of Construction. Reference is made to (i) the Credit Agreement dated as of the date hereof, as from time to time in effect (the "Credit Agreement"), among the Borrowers, the Lenders and Fleet National Bank in its capacity as administrative agent for the Lenders and (ii) the Note Purchase and Private Shelf Agreement and Facility Guarantee dated as of August 28, 2001, as from time to time in effect (the "Note Purchase Agreement"), among the Company, K&M and The Prudential Insurance Company of America ("Prudential"). Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined as of the date hereof and whether or not such Credit Agreement has been amended or terminated. Certain other capitalized terms are used in this Agreement as specifically defined below in this Section 1. Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section shall include all subsections thereof, (d) the word "including" shall be construed as "including without limitation", (e) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and the other Secured Credit Documents. References to "the date hereof" mean the date first set forth above.

         "Account Debtor" shall have the meaning given to such term in Article 9 of the UCC.

         "Accounts" is defined in Section 3.1.2.

         "Agreement" means this Security Agreement as from time to time in effect.

         "Collateral Agent" means Fleet National Bank in its capacity as Collateral Agent under this Agreement.

         "Event of Default" solely for purposes of this Agreement shall mean an Event of Default as defined in the Credit Agreement or an Event of Default as defined in the Note Purchase Agreement.

         "Majority Holders" means the holders of not less than a majority of the outstanding amount of the Note Obligations.

         "Material Contract" means any contract identified as a "Material Contract" in the Perfection Certificate delivered on the date hereof (except for those contracts excluded by Section 3.1.15(a) and listed on Exhibit 3.1.15(a) hereto), or any other contract that is identified to the Collateral Agent as a Material Contract pursuant to the terms of Section 3.6.

         "Noteholders" means the holders of the Note Obligations.

         "Note Obligations" means the obligations under the Note Purchase Agreement and any documents executed in connection with the transactions contemplated by the Note Purchase Agreement including, but not limited to, the Notes as such term is defined in the Note Purchase Agreement, including, without limitation, any fees, interest, and Yield Maintenance Amount (as defined in the Note Purchase Agreement).

         "Obligors" means the Company, K&M and the Subsidiaries of the Company party hereto from time to time.

         "Pledged Indebtedness" is defined in Section 3.1.6.

         "Pledged Rights" is defined in Section 3.1.5.

         "Pledged Securities" means the Pledged Stock, the Pledged Rights and the Pledged Indebtedness, collectively.

         "Pledged Stock" is defined in Section 3.1.4.

         "Secured Credit Documents" means (i) the Credit Documents and (ii) the Note Purchase Agreement and any documents executed in connection with the transactions contemplated by the Note Purchase Agreement including, but not limited to, the Notes as such term is defined in the Note Purchase Agreement.

         "Secured Obligations" means (i) the Credit Obligations and (ii) the Note Obligations.

         "Side Letter Agreement" means the Side Letter Agreement dated the date hereof among the Company, K&M and Fleet as Agent.

         "Supporting Obligation" shall mean all "supporting obligations" as defined in the UCC.

         "UCC" means the Uniform Commercial Code as in effect in New York on the date hereof; provided, however, that with respect to the perfection of the Collateral Agent's Lien on the Credit Security and the effect of nonperfection thereof, the term "UCC" means the Uniform

Commercial Code as in effect in any jurisdiction the laws of which are made applicable by section 9-301 of the Uniform Commercial Code as in effect in New York.

2. Actions by Collateral Agent.

         2.1. Actions by the Collateral Agent. The Collateral Agent shall not take any action in connection with the enforcement or exercise of any remedies in respect of the Secured Obligations, and shall not be obligated to take any such action, except to the extent expressly specified in (a) a written notice received by the Collateral Agent signed by Lenders holding not less than a majority of the outstanding amount of the Credit Obligations and (b) a written notice received by the Collateral Agent signed by the Majority Holders. Notwithstanding the foregoing, to the extent any Lender or any Noteholder requests that the Collateral Agent take any action expressly permitted by this Agreement, the Collateral Agent shall promptly take such action. All actions taken by the Collateral Agent in accordance with this Section 2.1 shall be binding upon all Lenders and the Noteholders; provided, however, that the foregoing shall not be deemed a waiver of any Lender's or any Noteholder's rights against any other party hereto with respect to the taking of such action. The Collateral Agent agrees that it shall promptly forward to the Lenders and the Noteholders any notices that it receives pursuant to this Agreement.

3. Security.

         3.1. Credit Security. As security for the payment and performance of the Secured Obligations, each Obligor party hereto mortgages, pledges and collaterally grants and assigns to the Collateral Agent for the benefit of the Noteholders, the Lenders and the holders from time to time of any Secured Obligation, and creates a security interest in favor of the Collateral Agent for the benefit of the Noteholders, the Lenders and such holders in, all of such Obligor's right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described in Sections 3.1.1 through 3.1.14, whether now owned or hereafter acquired, all of which shall be included in the term "Credit Security":

               3.1.1. Tangible Personal Property. All goods, machinery, equipment, inventory, all materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Obligor's business; all goods in which any Obligor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Obligor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the
         UCC), and all other tangible personal property of any nature whatsoever, wherever located in the United States, including raw materials, work in process, finished parts and products, supplies, spare parts, replacement parts, merchandise for resale, computers, tapes, disks and computer equipment.

               3.1.2. Rights to Payment of Money. All rights to receive the payment of money, including accounts and receivables, health care insurance receivables, rights to receive the payment of money under contracts, franchises, licenses, permits, subscriptions or other agreements (whether or not earned by performance), and rights to receive payments from any other source (all such rights, other than Financing Debt, being referred to herein as "Accounts").

               3.1.3. Intangibles. All of the following (to the extent not included in Section 3.1.2): (a) contracts, franchises, licenses, permits, subscriptions and other agreements and all rights thereunder; (b) rights granted by others which permit such Obligor to sell or market items of personal property; (c) United States copyrights and rights in literary property and rights and licenses thereunder and any and all registrations and applications to register the copyrights in said works and all copyrights and moral rights in said works under United States law; (d) trade names, United States trademarks, service marks, internet domain names, registrations of any of the foregoing and related good will; (e) United States patents and patent applications, including all continuations-in-part, divisions, reissues and continuations thereof; (f) computer software, designs, models, know-how, trade secrets, rights in proprietary information, formulas, customer lists, backlog, orders, subscriptions, royalties, catalogues, sales material, documents, good will, inventions and processes and any documents relating thereto or rights to collect or sue in respect of the rights described in subsections (a) through (f) above; (g) judgments, causes in action, commercial tort claims set forth from time to time on Exhibit 3.1.3 or any supplements thereto and other claims, whether or not inchoate, and (h) all other general intangibles, payment intangibles and intangible property and all rights thereunder, including such items set forth from time to time on Exhibit 3.1.3 or any supplements thereto.

               3.1.4. Pledged Stock. (a) All shares of capital stock or other evidence of beneficial interest in any corporation, business trust or limited liability company (except for any such interest in Congoleum Corporation), (b) all limited partnership interests in any limited partnership, (c) all general partnership interests in any general or limited partnership, (d) all joint venture interests in any joint venture (except for the Congoleum Joint Venture Agreement) and (e) all options, warrants and similar rights to acquire such capital stock or such interests. All such capital stock, interests, options, warrants and other rights are collectively referred to as the "Pledged Stock".

               3.1.5. Pledged Rights. All rights to receive profits or surplus of, or other Distributions (including income, return of capital and liquidating distributions) from, any partnership, joint venture or limited liability company, including any distributions by any such Person to partners, joint venturers or members. All such rights are collectively referred to as the "Pledged Rights".

               3.1.6. Pledged Indebtedness. All Financing Debt from time to time owing to such Obligor from any Person (all such Financing Debt being referred to as the "Pledged Indebtedness").

               3.1.7. Chattel Paper, Instruments, etc. All chattel paper (whether tangible or electronic), non-negotiable instruments, negotiable instruments, letters of credit, documents, securities and investment property.

               3.1.8. Leases. All leases of personal property, whether such Obligor is the lessor or the lessee thereunder.

               3.1.9. Deposit and Securities Accounts. All general or special deposit accounts and securities accounts, including any demand, time, savings, passbook or similar account maintained by such Obligor with any bank, trust company, savings and loan association, credit union or similar organization, and all money, cash and cash equivalents of such Obligor, whether or not deposited in any such deposit or securities account.

               3.1.10. Credit Support. All collateral granted by third parties to, or held by, such Obligor, and all letter of credit rights (whether or not the letter of credit is evidenced in writing) and other supporting obligations of such Obligor.

               3.1.11. Books and Records. All books and records located in the United States, including books of account and ledgers of every kind and nature, all electronically recorded data (including all computer programs, disks, tapes, electronic data processing media and software used in connection with maintaining such Obligor's books and records), all files, correspondence and all containers for the foregoing.

               3.1.12. Insurance. All insurance policies which insure against any loss or damage to any other Credit Security or which are otherwise owned by such Obligor, including key man life insurance policies.

               3.1.13. All Other Property. All other property, assets and items of value (except for property expressly excluded pursuant to Section 3.1.15 hereof and all intellectual property created under the laws of a jurisdiction outside of the United States) of every kind and nature, tangible or intangible, absolute or contingent, legal or equitable, excluding any and all property of any nature in or owned or held by Congoleum, the Congoleum Plan, the Congoleum Joint Venture Agreement and the Congoleum Trust.

               3.1.14. Proceeds and Products. All proceeds, including insurance proceeds, and products of the items of Credit Security described or referred to in Sections 3.1.1 through 3.1.13 (including, by way of example only, licenses, royalties and proceeds of suits) and, to the extent not included in the foregoing, all Distributions with respect to the Pledged Securities.

               3.1.15. Excluded Property. Notwithstanding Sections 3.1.1 through 3.1.14, the payment and performance of the Secured Obligations shall not be secured by any of the following and all of the following shall not be considered to be Credit Security hereunder or to be within any classification contained in the definition of, or otherwise constitute, Credit Security:

               (a) any lease, contract, license, permit or franchise (including, without limitation, insurance policies) that validly prohibits (or with respect to any lease, contract, license, permit or franchise existing on the date hereof, restricts or requires a third party consent for) the creation by such Obligor of a security interest in such lease, contract, license, permit or franchise (or in any rights or property obtained by such Obligor under such contract, license, permit or franchise) each of which is listed on Exhibit 3.1.15(a) if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) a breach or termination pursuant to the terms of, or default under any such lease, contract, license, permit or franchise (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy
         Code) or principles of equity; provided, however, that the provisions of this Section 3.1.15 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such contract, license, permit or franchise (or such rights or property) or to the monetary value of the good will and other general intangibles of the Obligors relating thereto;

               (b) any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein; provided, however, that the provisions of this Section 3.1.15 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such rights or property or to the monetary value of the good will and other general intangibles of the Obligors relating thereto;

               (c) any rights or property to the extent that such rights or property secure purchase money financing therefor permitted by the Credit Agreement and the agreements providing such purchase money financing prohibit the creation of a further security interest therein; provided, however, that the provisions of this Section
         3.1.15 shall not prohibit the security interests created by this Agreement from extending to the proceeds of such rights or property or to the monetary value of the good will and other general intangibles of the Obligors relating thereto;

               (d) more than 65% of the outstanding voting stock or other voting equity in any directly owned Foreign Subsidiary to the extent that the pledge of voting stock or other voting equity above such amount would result in a repatriation of a material amount of foreign earnings under the Code (including the "deemed dividend" provisions of section 956 of the Code); or

               (e) the items described in Section 3.2 (but only in the event and to the extent the Collateral Agent has not specified that such items be included in the Credit Security pursuant thereto);

               (f) any shares of capital stock, other evidence of beneficial interest in or other equity right in Congoleum Corporation; or

               (g) Accounts from Congoleum relating to rights under insurance policies of Congoleum and indemnification rights under the Congoleum Plan, the Congoleum Plan Trust, the Congoleum Joint Venture Agreement and the Congoleum Plan Note, and (ii) proceeds from such insurance policies and such rights of indemnification that are required to be pledged pursuant to the Congoleum Plan.

         3.2. Additional Credit Security. As additional Credit Security, each Obligor covenants that it will mortgage, pledge and collaterally grant and assign to the Collateral Agent for the benefit of the Noteholders, the Lenders and any other holders from time to time of any Secured Obligation, and will create a security interest in favor of the Collateral Agent for the benefit of the Noteholders, the Lenders and such holders in, all of its right, title and interest in and to (but none of its obligations with respect to) such of the following present or future items as the Collateral Agent may from time to time specify by notice to such Obligor, whether now owned or hereafter acquired, and the proceeds and products thereof, except to the extent consisting of rights or property of the types referred to in Section 3.1.15(a) through (f), subject only to Liens permitted by Section 3.3.3, all of which shall thereupon be included in the term "Credit Security":

               3.2.1. Real Property. All real property and immovable property and fixtures, leasehold interests and easements wherever located, together with all estates and interests of such Obligor therein, including lands, buildings, stores, manufacturing facilities and other structures erected on such property, fixed plant, fixed equipment and all permits, rights, licenses, benefits and other interests of any kind or nature whatsoever in respect of such real and immovable property. The Collateral Agent shall not give notice with respect to the items of real property listed in this Section
         3.2.1 until an Event of Default shall have occurred.

               3.2.2. Motor Vehicles and Aircraft. All owned motor vehicles and owned aircraft, if any.

         3.3. Certain Covenants with Respect to Credit Security. Each Obligor covenants that:

               3.3.1. Pledged Stock. All shares of capital stock, limited partnership interests, membership interests and similar securities included in the Pledged Stock shall be at all times duly authorized, validly issued, fully paid and (in the case of capital stock and limited partnership interests) nonassessable. Each Obligor will deliver to the Collateral Agent certificates representing any Pledged Stock held by such Obligor, accompanied by a stock transfer power executed in blank and, if the Collateral Agent so requests, with the signature guaranteed, all in form and manner reasonably satisfactory to the Collateral Agent. Pledged Stock that is not evidenced by a certificate held by such Obligor will be described in UCC financing statements provided to the Collateral Agent, all in form and substance reasonably satisfactory to the Collateral Agent. In the event the Pledged Stock includes uncertificated equity interests in a limited liability company, limited partnership, general partnership or other entity, except with the prior written consent of the Collateral Agent, which consent may not be unreasonably withheld, the Obligors shall take all action within their power to prevent such limited liability company, limited partnership, general partnership or other entity from (a) opting to have such uncertificated equity interests treated as "securities" for purposes of Article 8 of the UCC or (b) issuing certificates for such uncertificated equity interests. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may transfer into its name or the name of its nominee any Pledged Stock. In the event the Pledged Stock includes any Margin Stock, the Obligors will furnish to the Lenders Federal Reserve Form U-1 and take such other action as the Collateral Agent may reasonably request to ensure compliance with applicable laws.

               3.3.2. Accounts and Pledged Indebtedness. Each Obligor will, immediately upon the receipt thereof, deliver to the Collateral Agent any promissory note or similar instrument representing any Account or Pledged Indebtedness, after having endorsed such promissory note or instrument in blank.

               3.3.3. No Liens or Restrictions on Transfer or Change of Control. All Credit Security shall be free and clear of any Liens and restrictions on the transfer thereof, including contractual provisions which prohibit the assignment of rights under contracts, except for Liens permitted by section 6.7 of the Credit Agreement or by this Section 3.3.3. Without limiting the generality of the foregoing, each Obligor will in good faith attempt to exclude from agreements, instruments, deeds or leases to which it becomes a party after the date hereof provisions that would prevent such Obligor from creating a security interest in such agreement, instrument, deed or lease or any rights or property acquired thereunder as contemplated hereby. None of the Pledged Stock shall be subject to any option to purchase or similar rights of any Person. Except with the written consent of the Collateral Agent, which consent will not be unreasonably withheld, each Obligor will in good faith attempt to exclude from any agreement, instrument, deed or lease to which it becomes a party after the date hereof provisions that would restrict the change of control or ownership of the Company or any of its Subsidiaries, or the creation of a security interest in the ownership of the Company or any of its Subsidiaries.

               3.3.4. Jurisdiction of Organization. Each Obligor shall at all times maintain its jurisdiction of organization as set forth in
         Exhibit 3.3 as in effect on the date hereof or, so long as such Obligor shall have taken all steps reasonably necessary to perfect the Collateral Agent's security interest in the Credit Security with respect to such new jurisdiction, in such other jurisdiction as such Obligor may specify by notice actually received by the Collateral Agent not less than 10 Banking Days prior to such change of jurisdiction of organization. The organizational identification number of each Obligor is set forth in Exhibit 3.3.

               3.3.5. Location of Credit Security. Each Obligor shall at all times keep its books and records concerning the Accounts at its domestic chief executive office and principal place of business, which office and place of business shall be as set forth in Exhibit
         3.3 or, so long as such Obligor shall have taken all steps reasonably necessary to perfect the Collateral Agent's security interest in the Credit Security with respect to such new address, at such other address as such Obligor may specify by notice actually received by the Collateral Agent not less than 10 Banking Days prior to such change of address. No Obligor shall at any time keep tangible personal property of the type referred to in Section 3.1.1 in any jurisdiction other than the jurisdictions specified in such Exhibit
         3.3 or, so long as such Obligor shall have taken all steps reasonably necessary to perfect the

         Collateral Agent's security interest in the Credit Security with respect to such other jurisdiction, other jurisdictions as such Obligor may specify by notice actually received by the Collateral Agent not less than 10 days prior to moving such tangible personal property into such other jurisdiction.

               3.3.6. Trade Names. No Obligor will adopt or do business under any name other than its name or names designated in Exhibit 3.3 or any other name specified by notice actually received by the Collateral Agent not less than 10 Banking Days prior to the conduct of business under such additional name. In the last 5 years, no Obligor has changed its name or adopted or conducted business in a United States jurisdiction under any trade name other than a name specified in such Exhibit 3.3.

               3.3.7. Insurance. Each insurance policy (except for K&M's workers' compensation policies) included in, or insuring against loss or damage to, the Credit Security, or insuring against liabilities of the Company and its Subsidiaries, shall name the Collateral Agent as additional insured party or as loss payee, as the case may be within 30 days of the date hereof. No such insurance policy shall be cancelable or subject to termination or reduction in amount or scope of coverage until after at least 30 days' prior written notice from the insurer to the Collateral Agent. At least 10 days prior to the expiration of any such material insurance policy for any reason, each Obligor shall furnish the Collateral Agent with reasonably satisfactory evidence of a renewal or replacement policy and payment of the premiums therefor to the extent due. Each Obligor grants to the Collateral Agent full power and authority as its attorney-in-fact, effective upon notice to such Obligor after the occurrence and during the continuance of an Event of Default, to obtain, cancel, transfer, adjust and settle any such insurance policy and to endorse any drafts thereon. Any amounts that the Collateral Agent receives under any such policy (including return of unearned premiums) when no Event of Default has occurred and is continuing shall be delivered to the Obligors for the replacement, restoration and maintenance of the Credit Security in the case of property insurance or for reimbursing insured liabilities in the case of liability insurance. Any such amounts that the Collateral Agent receives after the occurrence and during the continuance of an Event of Default shall, at the Collateral Agent's option, be applied in accordance with Section 3.5.6 of this Agreement or to the replacement, restoration and maintenance of the Credit Security in the case of property insurance or to the reimbursement of insured liabilities in the case of liability insurance. If any Obligor fails to provide insurance as required by this Agreement, the Collateral Agent may, at its option, purchase such insurance, and such Obligor will on demand pay to the Collateral Agent the amount of any payments made by the Collateral Agent, the Agent, Prudential, the Noteholders or the Lenders for such purpose, together with interest on the amounts so disbursed from five Banking Days after the date demanded until payment in full thereof at the Overdue Reimbursement Rate.

               3.3.8. Intellectual Property. Exhibit 3.3.8 shall set forth the following items (collectively, the "Intellectual Property"):

               (a) all copyrights owned by the Obligors that are registered with the United States Copyright Office and all applications for such registration and

               (b) all trademarks, tradenames, service marks, service names and patents owned by the Obligors that are registered with the United States Patent and Trademark Office and all applications for such registration.

               (c) all internet domain names owned by the Obligors and the registry office on which such domain names are registered.

         The Obligors shall duly authorize, execute and deliver to the Collateral Agent appropriate documents evidencing the security interests provided by the Collateral Agent with respect to the foregoing Intellectual Property for filing in the offices described above. Upon the registration of any additional Intellectual Property (or the filing of applications therefor) in the offices described above, the Obligors shall notify the Collateral Agent and duly authorize, execute and deliver to the Collateral Agent separate appropriate documents evidencing the security interests covering such additional Intellectual Property for filing in such offices. The Obligors hereby appoint and constitute the Collateral Agent as their attorney in fact with full power and authority, in their place and stead, to register with the Patent and Trademark Office, the U.S. Copyright Office or any other applicable governmental authority the assignment by the Obligors to the Collateral Agent of the Intellectual Property after the occurrence and during the continuance of an Event of Default, such appointment being coupled with an interest.

               3.3.9. Deposit Accounts. Each Obligor shall keep all its bank and deposit accounts only with the Collateral Agent, other Lenders or the financial institutions listed on Exhibit 3.3.9. Each Obligor shall use reasonable efforts to cause such financial institutions (other than the Lenders and the Collateral Agent) to enter into account control agreements with the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent.

               3.3.10. Modifications to Credit Security. Except with the prior written consent of the Collateral Agent, which consent will not be unreasonably withheld, no Obligor shall amend or modify, or waive any of its rights under or with respect to, any material Accounts, material payment in respect of any general intangibles, material Pledged Securities or material payment in respect of any leases if the effect of such amendment, modification or waiver would be to reduce the amount of any such items or to extend the time of payment thereof, to waive any default by any other party thereto, or to waive or impair any remedies of the Obligors, the Noteholders or the Lenders under or with respect to any such Accounts, general intangibles, Pledged Securities or leases, in each case other than consistent with past practice in the ordinary course of business and on an arm's-length basis. Each Obligor will promptly give the Collateral Agent written notice of any request by any Person for any material credit or adjustment with respect to any material Account, material payment in respect of any general intangible, material Pledged Securities or material payment in respect of any leases.

               3.3.11. Delivery of Documents. Upon the Collateral Agent's reasonable request, each Obligor shall deliver to the Collateral Agent, promptly upon such Obligor's receipt thereof, copies of any agreements, instruments, documents or invoices comprising or relating to the Credit Security in such Obligor's possession or under such Obligor's control. Pending such request, such Obligor shall keep such items at its chief executive office and principal place of business (as specified pursuant to Section 3.3.5).

               3.3.12. Perfection of Credit Security.

               (a) This Agreement creates and shall create in favor of the Collateral Agent, for the benefit of the Lenders and the Noteholders, a legal, valid and enforceable security interest in the Credit Security described herein, subject only (in the case of Credit Security other than Pledged Stock) to Liens permitted by section 6.7 of the Credit Agreement.

               (b) The Collateral Agent may at any time and from time to time execute and file UCC financing statements, continuation statements and amendments thereto that describe the Credit Security in any manner it deems appropriate including, without limitation, describing such property as "all assets, whether now owned or hereafter required" or "all personal property, whether now owned or hereafter acquired," and contain any information required by the UCC or the applicable filing office with respect to any such UCC financing statement, continuation statement or amendment thereof.

               (c) Upon the Collateral Agent's reasonable request from time to time, the Obligors will execute and deliver, and file and record in the proper filing and recording places, all such instruments, including UCC financing statements, appropriate documents evidencing the Collateral Agent's lien in the U.S. Intellectual Property, notations on certificates of title and written confirmation of the grant of a security interest in commercial tort claims, and will take all such other action, as the Collateral Agent deems reasonably necessary for perfecting or otherwise confirming to it the Credit Security or to carry out any other purpose of this Agreement or any other Secured Credit Document.

               (d) In furtherance of the foregoing, the Obligors shall, upon the written request of the Collateral Agent, use reasonable efforts to obtain (i) a written acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent, from any bailee having possession of any Credit Security that such bailee holds such Credit Security for the benefit of the Collateral Agent on behalf of the Lenders and the Noteholders and (ii) control of any investment property, deposit accounts, letter of credit rights or electronic chattel paper that constitute Credit Security, with any agreements establishing such control to be in form and substance reasonably satisfactory to the Collateral Agent.

               3.3.13. Further Covenants and Agreements. Each Obligor hereby further covenants and agrees that:

               (a) it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Credit Security, except to the extent the validity thereof is being contested in good faith; provided, such Obligor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Obligor or any of the Credit Security as a result of the failure to make such payment; (b) upon such Obligor or any officer of such Obligor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may materially and adversely affect the value of the Credit Security or any portion thereof, the ability of any Obligor or the Collateral Agent to dispose of the Credit Security or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Credit Security or any portion thereof;

               (c) it shall keep correct and accurate records of the Credit Security, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

               (d) if any Credit Security is in possession or control of any third party, including, without limitation, any warehouseman, bailee or agent, each Obligor shall join with the Collateral Agent in notifying the third party of the Collateral Agent's security interest and obtaining an authenticated acknowledgment from such third party that it is holding the equipment as defined in the UCC and inventory as defined in the UCC for the benefit of the Collateral Agent;

               (e) it shall perform in all material respects all of its obligations with respect to the Accounts;

               (f) it shall not amend, modify, terminate or waive any provision of any Account in any manner which could reasonably be expected to have a material adverse effect on the value of such Account as Credit Security. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (h) below, following an Event of Default, such Obligor shall not (w) grant any extension or renewal of the time of payment of any Account, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Account for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

               (g) except as otherwise provided in this subsection, each Obligor shall continue to collect all amounts due or to become due to such Obligor under the Accounts and any Supporting Obligation and diligently exercise each material right it may have under any Account, any Supporting Obligation or Credit Security Support, in each case, at its own expense, and in connection with such collections and exercise, such Obligor shall take such action as such Obligor or the Collateral Agent may deem necessary or advisable. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time to notify, or require any Obligor to notify, any Account Debtor of the Collateral Agent's security interest in the Accounts and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (i) direct the Account Debtors under any Accounts to make payment of all amounts due or to become due to such Obligor thereunder directly to the Collateral Agent; (ii) notify, or require any Obligor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Obligor, collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Obligor might have done. If the Collateral Agent notifies any Obligor that it has elected to collect the Accounts in accordance with the preceding sentence, any payments of Accounts received by such Obligor shall be forthwith (and in any event within two (2) business days) deposited by such Obligor in the exact form received, duly indorsed by such Obligor to the Collateral Agent if required, in a collateral account to the extent one is created maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Obligor in respect of the Accounts, any Supporting Obligation or Credit Security shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Obligor and such Obligor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon;

               (h) it shall use its best efforts to keep in full force and effect any Supporting Obligation or Credit Security relating to any Account;

               (i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Obligor with respect to any investment property or adversely affects the validity, perfection or priority of the Collateral Agent's security interest, (ii) permit any issuer of any Pledged Stock to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (iii) other than as permitted under the Credit Agreement and the Note Purchase Agreement, permit any issuer of any Pledged Stock to dispose of all or a material portion of their assets, (iv) waive any default under or breach of any terms of any
         (i) organizational document of an issuer of any Pledged Stock or (ii) the terms of any Pledged Debt or (v) cause any issuer of any Pledged Stock which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Stock to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Stock takes any such action in violation of the foregoing in this clause (v), such Obligor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent's "control" thereof;

               (j) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Stock and shall enforce all of its rights with respect to any investment property;

               (k) in addition to any rights under the Section of this Agreement relating to Accounts, the Collateral Agent may at any time notify, or require any Obligor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Obligor, notify, or require any Obligor to notify, the counterparty to make all payments under the Material Contracts directly to the Collateral Agent;

               (l) each Obligor shall deliver promptly to the Collateral Agent a copy of each material demand, notice or document received by it relating in any way to any Material Contract;

               (m) each Obligor shall deliver promptly to the Collateral Agent, and in any event within ten (10) business days, after (i) any Material Contract of such Obligor is terminated or amended in a manner that is materially adverse to such Obligor or (ii) any new Material Contract is entered into by such Obligor, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Collateral Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no prohibition on delivery shall be effective if it was bargained for by such Obligor with the intent of avoiding compliance with this Section), and an explanation of any actions being taken with respect thereto;

               (n) it shall perform in all material respects all of its obligations with respect to the Material Contracts; and

               (o) it shall promptly and diligently exercise each material right (except the right of termination) it may have under any Material Contract, any Supporting Obligation or Credit Security, in each case, at its own expense, and in connection with such collections and exercise, such Obligor shall take such action as such Obligor or the Collateral Agent may deem necessary or advisable.

         3.4. Administration of Credit Security. The Credit Security shall be administered as follows, and if an Event of Default shall have occurred and be continuing, Section 3.5 shall also apply.

               3.4.1. Use of Credit Security. Until the Collateral Agent provides written notice to an Obligor that an Event of Default shall occur and be continuing, each Obligor may use, commingle and dispose of any part of the Credit Security in the ordinary course of its business, all subject to the provisions of the Credit Agreement and the Note Purchase Agreement.

               3.4.2. Accounts. To the extent specified by prior written notice from the Collateral Agent after the occurrence and during the continuance of an Event of Default, all sums collected or received and all property recovered or possessed by any Obligor in connection with any Credit Security shall be received and held by such Obligor in trust for and on the Lenders' and the Noteholders' behalf, shall be segregated from the assets and funds of such Obligor, and shall be delivered to the Collateral Agent for the benefit of the Lenders and the Noteholders. Without limiting the foregoing, upon the Collateral Agent's request after the occurrence and during the continuance of an Event of Default, each Obligor shall institute depository collateral accounts, lock-box receipts and similar credit procedures providing for the direct receipt of payment on Accounts at a separate address, the segregation of such proceeds for direct payment to the Collateral Agent and appropriate notices to Account debtors. Upon the Collateral Agent's request after the occurrence and during the continuance of an Event of Default, each Obligor will cause its accounting books and records to be marked with such legends and segregated in such manner as the Collateral Agent may specify.

               3.4.3. Distributions on Pledged Securities.

               (a) Until such time as an Event of Default shall occur and be continuing, the respective Obligors shall be entitled, to the extent permitted by the Secured Credit Documents, to receive all Distributions on or with respect to the Pledged Securities (other than Distributions constituting additional Pledged Securities or liquidating Distributions). All Distributions constituting additional Pledged Securities or liquidating Distributions will be retained by the Collateral Agent (or if received by any Obligor shall be held by such Person in trust and shall be promptly delivered by such Person to the Collateral Agent in the original form received, endorsed in blank, if applicable) and held by the Collateral Agent as part of the Credit Security.

               (b) If an Event of Default shall have occurred and be continuing, all Distributions on or with respect to the Pledged Securities shall be retained by the Collateral Agent (or if received by any Obligor shall be held by such Person in trust and shall be immediately delivered by it to the Collateral Agent in the original form received, endorsed in blank, if applicable) and held by the Collateral Agent as part of the Credit Security or applied by the Collateral Agent to the payment of the Secured Obligations in accordance with Section 3.5.6.

               3.4.4. Voting Pledged Securities.

               (a) Until such time as an Event of Default shall occur and be continuing and the Collateral Agent shall have delivered a notice contemplated by clause (b) below, the respective Obligors shall be entitled to vote or consent (or refrain from voting and other consensual rights) with respect to the Pledged Securities in any manner not inconsistent with the terms hereof and of any Secured Credit Document (it being understood that neither the voting by any Obligor of any Pledged Securities for, or such Obligor's consent to the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or partners or with respect to incidental matters at any such meeting, nor such Obligor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Secured Credit Documents within the meaning of this Section 3.4.4), and no notice of any such voting or consent need be given to the Collateral Agent, and the Collateral Agent will, if so requested, execute appropriate proxies and other instruments as such Obligor may from time to time reasonably request.

               (b) If an Event of Default shall have occurred and be continuing, if and to the extent that the Collateral Agent shall so notify in writing the Obligor pledging the Pledged Securities in question, only the Collateral Agent shall be entitled to vote or consent or take any other action with respect to the Pledged Securities (and any Obligor will, if so requested, execute appropriate proxies therefor), which the Collateral Agent shall do in accordance with the provisions of Section 2.

         3.5. Right to Realize upon Credit Security. Except to the extent prohibited by applicable law that cannot be waived or derogated from by contract, this Section 3.5 shall govern the Collateral Agent's rights to realize upon the Credit Security if any Event of Default shall have occurred and be continuing. The provisions of this Section 3.5 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Secured Credit Document. In the case of a conflict between this Section 3.5 and any other Secured Credit Document (other than the Intercreditor Agreement), this Section 3.5 shall govern. In the case of a conflict between this Section 3.5 and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

               3.5.1. Assembly of Credit Security; Receiver. Each Obligor shall, upon the Collateral Agent's request, assemble the tangible Credit Security and otherwise make the Credit Security available to the Collateral Agent, the Lenders and the Noteholders. The Collateral Agent may have a receiver appointed for all or any portion of the Obligors' assets or business which constitutes the Credit Security in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Credit Security in accordance with the terms of the Secured Credit Documents, to continue the operations of the Obligors and to collect all revenues and profits therefrom to be applied to the payment of the Secured Obligations, including the compensation and expenses of such receiver.

               3.5.2. General Authority. Each Obligor grants the Collateral Agent full and exclusive power and authority, subject to the other terms hereof and applicable law, to take any of the following actions (for the sole benefit of the Collateral Agent on behalf of the Lenders, the Noteholders and any other holder from time to time of any Secured Obligations, but at such Obligor's expense):

               (a) to ask for, demand, take, collect, sue for and receive all payments in respect of any Accounts, general intangibles, Pledged Securities or leases (to the extent they constitute Credit Security) which such Obligor then should have a legal right to ask for, demand, take, collect, sue for and receive for its own use;

               (b) to extend the time of payment of any Accounts, general intangibles, Pledged Securities or leases (to the extent they constitute Credit Security) and to make any allowance or other adjustment with respect thereto;

               (c) to settle, compromise, prosecute or defend any action or proceeding with respect to any Accounts, general intangibles, Pledged Securities or leases (to the extent they constitute Credit Security) and to enforce all rights and remedies thereunder which such Obligor then should have a legal right to enforce;

               (d) to enforce the payment of any Accounts, general intangibles, Pledged Securities or leases (to the extent they constitute Credit Security), either in the name of such Obligor or in its own name, and to endorse the name of such Obligor on all checks, drafts, money orders and other instruments tendered to or received in payment of any Credit Security;

               (e) to notify the third party payor with respect to any Accounts, general intangibles, Pledged Securities or leases (to the extent they constitute Credit Security) of the existence of the security interest created hereby and to cause all payments in respect thereof thereafter to be made directly to the Collateral Agent; provided, however, that whether or not the Collateral Agent shall have so notified such payor, such Obligor will at its expense render all reasonable assistance to the Collateral Agent requested by the Collateral Agent in collecting such items and in enforcing claims thereon; and

               (f) to use, operate, sell, transfer, assign or otherwise deal in or with any Credit Security or the proceeds thereof, as fully as such Obligor then should have a legal right to do;

         provided, that the Collateral Agent shall promptly provide written notice to the relevant Obligor of the taking of any such action.

               3.5.3. Marshaling, etc. Neither the Collateral Agent nor the Lenders nor the Noteholders shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Obligor or any other guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any collateral therefor or any direct or indirect guarantee thereof. Neither the Collateral Agent nor the Lenders nor the Noteholders shall be required to marshal the Credit Security or any guarantee of the Secured Obligations or to resort to the Credit Security or any such guarantee in any particular order, and all of its and their rights hereunder, or under any other Secured Credit Document shall be cumulative. To the extent it may lawfully do so, each Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent, the Lenders or the Noteholders, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Credit Security made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, each Obligor (a) agrees that it will not invoke or utilize any law which might prevent, cause a delay in or otherwise impede the enforcement of the rights of the Collateral Agent, any Lender or any Noteholder in the Credit Security, (b) waives its rights under all such laws, and (c) agrees that it will not invoke or raise as a defense to any enforcement by the Collateral Agent, any Lender or any Noteholder of any rights and remedies relating to the Credit Security or the Secured Obligations any legal or contractual requirement with which the Collateral Agent, any Lender or any Noteholder may have in good faith failed to comply. In addition, each Obligor waives any right to prior notice (except to the extent expressly required by this Agreement) or judicial hearing in connection with foreclosure on or disposition of any Credit Security, including any such right which such Obligor would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction.

               3.5.4. Sales of Credit Security. All or any part of the Credit Security may be sold for cash or other value in any number of lots at public or private sale, without demand, advertisement or notice; provided, however, that unless the Credit Security to be sold is likely to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent shall give the Obligor granting the security interest in such Credit Security 10 days' prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice each of the Obligors and the Collateral Agent agrees to be reasonable. At any sale or sales of Credit Security, any Lender, any Noteholder or any of their respective officers acting on their behalf, or such Lender's or such Noteholder's assigns, may bid for and purchase all or any part of the property and rights so sold, may use all or any portion of the Secured Obligations owed to such Lender or such Noteholder as payment for the property or rights so purchased, and upon compliance with the terms of such sale may hold and dispose of such property and rights without further accountability to the respective Obligors, except for the proceeds of such sale or sales pursuant to Section
         3.5.6. The Obligors acknowledge that any such sale will be made by the Collateral Agent on an "as is" basis with disclaimers of all warranties, whether express or implied (including warranties with respect to title, possession, quiet enjoyment and other similar warranties). The respective Obligors will execute and deliver or cause to be executed and delivered such instruments, documents, assignments, waivers, certificates and affidavits, will supply or cause to be supplied such further information and will take such further action, as the Collateral Agent shall reasonably request in connection with any such sale.

               3.5.5. Sale without Registration. If, at any time when the Collateral Agent shall be instructed to exercise its rights hereunder to sell all or part of the securities included in the Credit
         Security, the securities in question shall not be effectively registered under the Securities Act (or other applicable law), the Collateral Agent may, in its sole discretion, sell such securities by private or other sale not requiring such registration in such manner and in such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may be effected in accordance with applicable securities laws without such registration and the related delays, uncertainty and expense. Without limiting the generality of the foregoing, in any event the Collateral Agent may, in its sole discretion, (a) approach and negotiate with a single purchaser or one or more possible purchasers to effect such sale, (b) restrict such sale to one or more purchasers each of whom will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such securities and (c) cause to be placed on certificates representing the securities in question a legend to the effect that such securities have not been registered under the Securities Act (or other applicable law) and may not be disposed of in violation of the provisions thereof. Each Obligor agrees that such manner of disposition is commercially reasonable, that it will upon the Collateral Agent's request give any such purchaser access to such information regarding the issuer of the securities in question as the Collateral Agent may reasonably request and that the Collateral Agent, the Noteholders and the Lenders shall not incur any responsibility for selling all or part of the securities included in the Credit Security at any private or other sale not requiring such registration, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration under the Securities Act (or other applicable law) or until made in compliance with certain other rules or exemptions from the registration provisions under the Securities Act (or other applicable law). Each Obligor acknowledges that no adequate remedy at law exists for breach by it of this Section 3.5.5 and that such breach would not be adequately compensable in damages and therefore agrees that this
         Section 3.5.5 may be specifically enforced.

               3.5.6. Application of Proceeds. The proceeds of all sales and collections in respect of any Credit Security or other assets of any Obligor, all funds collected from the Obligors and any cash contained in the Credit Security, the application of which is not otherwise specifically provided for herein, shall be applied in accordance with the terms of the Intercreditor Agreement.

         3.6. Representations and Warranties. Each Obligor hereby represents and warrants that:

               (a) the Company owns the Credit Security purported to be owned by it or otherwise has the rights it purports to have in each item of Credit Security, and a complete and accurate list of the Credit Security is set forth in the Perfection Certificate delivered by the Company on the date hereof;

               (b) the execution and delivery of this Agreement by such Obligor and the performance by it of its obligations under this Agreement are within its corporate or other powers and have been duly authorized by all necessary corporate or other action;

               (c) upon the filing of all UCC financing statements naming each Obligor as "grantor" and the Collateral Agent as "Secured Party" and describing the Credit Security in the filing offices in the State of Delaware, the State of New York, the State of Rhode Island and the State of Tennessee, as applicable, and the execution of control agreements with respect to deposit accounts required to be subject to a perfected security interest hereunder, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens (subject only to Liens permitted by Section 6.7 of the Credit Agreement or Section 3.3.3 hereof); provided, however, that the recordation in the U.S. Copyright Office and U.S. Patent and Trademark Office of the Security interest granted hereunder may be necessary to perfect the security interest of the Collateral Agent in registrations and applications for U.S. Intellectual Property included in the Credit Security;

               (d) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Credit Security is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Liens permitted by Section 6.7 of the Credit Agreement or Section 3.3.3 hereof;

               (e) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Obligor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Credit Security (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (c) above and
         (B) as may be required, in connection with the disposition of any investment property, by laws generally affecting the offering and sale of securities and as may be required under federal laws pertaining to intellectual property;

               (f) all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Credit Security have been made or obtained, provided that registrations and applications for intellectual property included in the Credit Security may require additional recordings with the applicable intellectual property registries;

               (g) none of the Credit Security is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or warehouseman in an amount greater than $125,000 in the aggregate;

               (h) except as set forth in the Side Letter Agreement, each Obligor has taken all actions necessary or desirable to: (i) establish the Collateral Agent's "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Credit Security constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (each as defined in the UCC); (ii) establish the Collateral Agent's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (as defined in the UCC); and (iii) to deliver all Instruments (as defined in the UCC) to the Collateral Agent except for the employee loan notes payable in favor of either the Company or K&M in the aggregate amount of $14,100; and

                  (j) no Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the assignment to the Collateral Agent hereunder, except such as has been given or made.

4. Successors and Assigns.

         4.1. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the holders of Secured Obligations and their successors and assigns and shall be binding upon each of the parties hereto and their respective successors and assigns.

5. Expenses; Indemnity.

         5.1. Expenses. The Obligors will pay (a) all expenses (including the reasonable fees and disbursements of the Collateral Agent's and the Noteholders' special counsel) in connection with the negotiation, preparation and duplication of this Agreement and the transactions contemplated hereby and operations hereunder and (b) after the occurrence and during the continuance of any Default or Event of Default all expenses incurred by any Lender or any Noteholder in connection with the enforcement of any rights hereunder, including without limitation costs of collection and reasonable attorneys' fees (including a reasonable allowance for the hourly cost of attorneys employed by the Lenders or any Noteholder on a salaried basis) and expenses.

         5.2. General Indemnity. The Obligors shall indemnify each Lender, the Collateral Agent, each Noteholder and each of the Lenders', the Collateral Agent's or each Noteholder's directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates (each Lender, the Collateral Agent, each Noteholder and each of such directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates is referred to as an "Indemnified Party") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party's compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries or their Affiliates, (b) any litigation or investigation involving the Company, any of its Subsidiaries or their Affiliates, or any officer, director or employee thereof, or (c) this Agreement, any other Secured Credit Document or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply (i) to litigation commenced by the Obligors against the Lenders, the Collateral Agent or the Noteholders which seeks enforcement of any of the rights of the Obligors hereunder or under any other Secured Credit Document and is determined adversely to the Lenders, the Collateral Agent or the Noteholders in a final nonappealable judgment or (ii) to any Indemnified Party to the extent such claims, damages, liabilities and expenses are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's own gross negligence or willful misconduct. THE OBLIGORS

EXPRESSLY ACKNOWLEDGE THAT THEY MAY BE REQUIRED TO INDEMNIFY PERSONS AGAINST THEIR OWN NEGLIGENCE.

         5.3. Indemnity with Respect to Credit Security. The Obligors hereby, jointly and severally, indemnify and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities, judgments or reasonable expenses (including all reasonable fees and disbursements of counsel with whom any of them may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which may be incurred or sustained by or asserted against any of them, directly or indirectly, in connection with the existence or exercise of any of the security rights with respect to the Credit Security in accordance with the Secured Credit Documents; provided, however, that the foregoing shall not extend to actions or omissions which are taken by an Indemnified Party with gross negligence or willful misconduct. The foregoing indemnity shall survive the expiration of this Agreement or any of the agreements evidencing the Secured Obligations. All amounts due under this Section 5.3 shall be payable on written demand therefor.

6. Continuing Agreement, Defeasance, Etc.

         6.1. Continuing Agreement. This Agreement shall be a continuing agreement, shall be irrevocable and shall remain in full force and effect until the payment in full of the Secured Obligations then outstanding in accordance with the terms thereof. No action which the holders of the Secured Obligations or the Obligors may take or refrain from taking with respect to the Secured Obligations, including any amendments thereto, shall affect the provisions of this Agreement or the obligations of the Obligors, the Noteholders or any Lender hereunder. No right of the Lenders or the Noteholders shall at any time be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act, in good faith, by the Lenders, the Noteholders or the Collateral Agent, or by any noncompliance by any Obligor with the terms of this Agreement, regardless of any knowledge thereof which the Lenders or the Noteholders may have or otherwise be charged with.

         6.2. Defeasance. When all Secured Obligations have been performed, paid and reasonably determined by the Lenders and the Noteholders to have been indefeasibly discharged in full, and if at the time no Lender or Noteholder continues to be committed to extend any credit to the Company under the Credit Agreement or under any other Secured Credit Document, at the Obligors' written request, accompanied by such certificates and proofs as the Collateral Agent shall reasonably deem necessary, the Credit Security shall revert to the Obligors and the rights, title and interest of the Collateral Agent therein shall terminate. Thereupon, on the Obligors' demand and at their cost and expense, the Collateral Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Obligors the Credit Security then in its possession; provided, however, that
Section 5 shall survive the termination of this Agreement.

7. Notices.

         Except as otherwise specified in this Agreement or any other Secured Credit Document, any notice required to be given pursuant to this Agreement or any other Secured Credit

Document shall be given in writing. Any notice, consent, approval, demand or other communication in connection with this Agreement or any other Secured Credit Document shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by any Secured Credit Document five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

         If to the Company or any of its Subsidiaries, to it at its address set forth in Exhibit 3.3 to the attention of the chief financial officer.

         If to any Lender or the Collateral Agent, to it at its address set forth on the signature pages of the Credit Agreement or in the Register, with a copy to the Collateral Agent.

         If to any Noteholder, to it at its address as specified to the Company in a notice given in accordance with the provisions of the Note Purchase Agreement.

8. Venue; Service of Process.

               (a) Each of the Obligors and the Collateral Agent irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the Collateral Agent, any Obligor or their successors or assigns, and

               (b) Each of the Obligors and the Collateral Agent waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of any such proceeding is improper, or that this Agreement or any other Secured Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court.

               (c) Each of the Obligors and the Collateral Agent hereby consents to service of process in any such proceeding in any manner permitted by the Credit Agreement, the Note Purchase Agreement or the Intercreditor Agreement, as the case may be, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 7 is reasonably calculated to give actual notice.

               (d) Each of the Obligors and the Collateral Agent waives, to the extent not prohibited by applicable law that cannot be waived, any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR ANY SECURED OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE PARTIES HERETO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Each of the Obligors acknowledges that it has been informed by the Agent that the foregoing sentence constitutes a material inducement upon which each of the Lenders and the Noteholders has relied and will rely in entering into this Agreement and any other Secured Credit Document. Each of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of consent by the parties hereto to the waiver of the right to trial by jury.

10. General.

         All covenants, agreements, representations and warranties made herein shall be deemed to have been relied on by each Lender and each Noteholder, notwithstanding any investigation made by any Lender or any Noteholder or on its behalf, and shall survive the execution and delivery to the Lenders and the Noteholders hereof and thereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. No change, amendment, modification or supplementation of this Agreement shall be binding on any party unless it is in writing and signed by the parties hereto and the Majority Holders. This Agreement, the Consent Letter Agreement, dated July 31, 2003, between the Borrower, K&M, Fleet National Bank and Citizens Bank of Massachusetts, and the other agreements referred to herein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement is a Secured Credit Document. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York, except as may be required by the UCC of other jurisdictions with respect to matters involving the perfection of the Collateral Agent's Lien on the Credit Security located in such other jurisdictions.

         Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first written above.


                                         AMERICAN BILTRITE INC.


                                         By /s/ Howard N. Feist III
                                            ---------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President and Chief
                                                   Financial Officer


                                         K&M Associates L.P.

                                         By:  AIMPAR, INC., its General Partner


                                         By /s/ Howard N. Feist III
                                            -----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         FLEET NATIONAL BANK,
                                           as Collateral Agent


                                         By /s/ Thomas F. Brennan
                                            -----------------------------------
                                            Name:  Thomas F. Brennan
                                            Title: Senior Vice President

                                         SUBSIDIARIES:

                                         ABTRE, INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         AIMPAR, INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         AMERICAN BILTRITE INTELLECTUAL
                                         PROPERTIES, INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         IDEAL TAPE CO., INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         MAJESTIC JEWELRY, INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President


                                         OCEAN STATE JEWELRY, INC.


                                         By /s/ Howard N. Feist III
                                            ----------------------------------
                                            Name:  Howard N Feist III
                                            Title: Vice President

                                         425 DEXTER ASSOCIATES, L.P.

                                         By: AIMPAR, INC., its General Partner


                                         By  /s/ Howard N. Feist III
                                             ---------------------------------
                                             Name:  Howard N Feist III
                                             Title: Vice President